Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
WBK 1 INC.

WBK 1 Inc.  (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on August 21, 2014 (the “Certificate of Incorporation”) as follows:

(a) Article First of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

First: The name of the Corporation is T3 Holdings, Inc.

(b) Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Fourth: The total number of shares of common stock which the corporation is authorized to issue is 50,000,000 shares having a par value of $0.0001 per share and 5,000,000 shares of preferred stock having a par value of $0.0001 per share.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

2. This amendment was duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Toan T. Tran, its Chief Executive Officer, this 29th day of April, 2015.

_/s/ Toan T. Tran
Toan T. Tran
Chief Executive Officer